Exhibit 99.B(h)(2)

ADMINISTRATION AGREEMENT

THIS ADMINISTRATION AGREEMENT (this “Agreement”) is made as of the 20th day of July, 2007, (“Effective Date”) between the SEI Alpha Strategy Portfolios, LP (the “Fund”) and SEI Global Services, Inc. (the “Administrator”).

WHEREAS, the Fund is a registered, open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of several portfolios of shares as listed on Schedule I (each, a “Portfolio” and, collectively, the “Portfolios”), each having its own investment policies; and

WHEREAS, the Administrator has agreed, at the request of the Fund, to provide the Fund and each of its Portfolios with certain administrative services on the terms and subject to the conditions hereinafter contained.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and intending to be legally bound, the Fund and the Administrator hereby agree as follows:

SECTION 1                            Definitions

1.01.                     “Affiliated Person” shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

1.02.                     “Board” means any board of directors, board of trustees, board of managers, managing member(s), general partner(s) or other Persons having similar responsibilities to any of the foregoing.

1.03.                     “Confidential Information” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.04.                     “Disclosing Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.05.                     Unless the context otherwise requires and except as otherwise specified in this Agreement, the term “Fund” shall include, as applicable, any managing member, general partner, director or other Person having similar status or performing similar functions, as the case may be, acting on behalf of the Fund.

1.06.                     “Initial Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.07.                     “Interested Party” or “Interested Parties” means the Administrator, its subsidiaries and its affiliates and each of their respective officers, directors, employees, agents, delegates and associates.

1.08.                     “Investments” shall mean such cash, securities and all other assets and property of whatsoever nature now owned or subsequently acquired by or for the account of the Fund.

1.09.                     “Live Date” means the date on which a Fund is launched or transferred from a prior administrator and the Administrator begins calculating such Fund’s official net asset values (“NAV”).

1.10.                     “Offering Memorandum” means any prospectus, confidential offering memorandum, notice, circular, proxy or other client/investor communication issued by the Fund from time to time, as appropriate, including all amendments or supplements thereto.

1.11.                     “Organizational Documents” means, as applicable, the articles of incorporation, certificate of formation, memorandum of association, partnership agreement, bylaws or other similar documentation setting forth the respective rights and obligations of directors, managers, partners, and Interest holders in the Fund.

1.12.                     “Person” shall mean any natural person, partnership, estate, association, custodian, nominee, limited liability company, corporation, trust or other legal entity.

1.13.                     “Prospectus” means any prospectus, statement of additional information or registration statement, private placement memorandum, notice, circular, proxy or other client/investor communication issued by the Fund from time to time, as appropriate, including all amendments or supplements thereto.

1.14.                     “Receiving Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.15.                     “Renewal Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

SECTION 2                            APPOINTMENT AND CONTROL

2.01.                     Services.  The Fund hereby appoints the Administrator to be, and the Administrator agrees to act as, the administrative agent of the Fund and each of its Portfolios for the term and subject to the provisions hereof.  The Administrator shall perform (and may delegate or sub-contract, as provided below) the services set forth in this Agreement, including the services set forth in Schedule II of this Agreement and those agreed to in writing and signed by the parties from time to time (collectively, the “Services”).  In performing its duties under this Agreement, the Administrator will act in all material respects in accordance with the Fund’s governing documents and Prospectus and Offering Memorandum as they may be amended (provided copies are delivered to the Administrator).

2.02.                     Authority.  Each of the activities engaged in under the provisions of this Agreement by the Administrator on behalf of the Fund shall be subject to the overall direction and control of the Fund or any Person authorized to act on the Fund’s behalf; provided, however, that the Administrator shall have the general authority to do all acts deemed in the Administrator’s good faith belief to be necessary and proper to perform its obligations under this Agreement.  In performing its duties hereunder, the Administrator shall observe and generally comply with the Organizational Documents, applicable Prospectus and Offering Memorandum, all applicable resolutions and/or directives of any Person authorized to act on the Fund’s behalf of which it has notice, and applicable laws which may from time to time apply to the Services rendered by the Administrator.  The Administrator (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Fund and (ii) shall not provide any investment advisory services to the Fund, and shall have no liability related to the foregoing.

2.03.                     Third Parties; Affiliates.  The Administrator may delegate to, or sub-contract with, third parties or affiliates administrative or other functions it deems necessary to perform its obligations under this Agreement; provided, however, all fees and expenses incurred in any delegation or sub-contract shall be paid by the Administrator and the Administrator shall remain responsible to the Fund for the acts and omissions of such other entities as if such acts or omissions were the acts or omissions of the Administrator.  The Fund acknowledges that during the term of this Agreement, the services to be performed by the Administrator may be completed by one or more of the Administrator’s affiliates or third parties located in or outside of the United States of America.

2.04.                     Fund Data.  The Fund shall be solely responsible for the accuracy, completeness, and timeliness of all data and other information provided to the Administrator by or on behalf of the Fund pursuant to this Agreement (including, without limitation, (i) prices, (ii) sufficient transaction supporting documentation, (iii) detailed accounting methodologies with respect to the Fund’s Investments, (iv) the terms of any agreement between the Fund or its sponsor and an investor regarding any special fee or specific fee arrangement or access to portfolio information that may impact or affect the Services, (v) trade and settlement information from prime brokers and custodians, and (vi) the terms of any side letter or side pocket arrangements that may impact or affect the Services) (collectively, “Fund Data”).  All Fund Data shall be provided to the Administrator on a timely basis and in a format and medium reasonably requested by the Administrator from time to time.  The Fund shall have an ongoing obligation to promptly update all Fund Data so that such information remains current, complete and accurate.  All Fund Data shall be prepared and maintained, by or on behalf of the Fund, in accordance with applicable law, the Prospectus and Offering Memorandum and generally acceptable accounting principles.  The Administrator shall be entitled to rely on all Fund Data and shall have no liability for any loss, damage or expense incurred by the Fund or any other Person to the extent that such loss, damage or expense arises out of or is related to Fund Data that is not timely, current, complete and accurate.

SECTION 3                            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE FUND

3.01.                     The Fund represents and warrants that:

3.01.01.                              it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement, assuming due authorization, execution and delivery by the Administrator, constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

3.01.02.                              it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition.  There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets;

3.01.03.                              it is not in default under any contractual or statutory obligations whatsoever (including the payment of any tax) which, individually or in the aggregate, could materially and adversely affect, or is likely to materially and adversely affect, its business or financial condition;

3.01.04.                              it has obtained all consents and given all notices (regulatory or otherwise), made all required regulatory filings and is in compliance with all applicable laws and regulations;

3.01.05.                              it has a valid engagement with an independent auditor, custodian and placement agent and will provide additional information regarding such service providers, including information regarding the terms of its agreement with such service providers, upon reasonable request;

3.01.06.                              it has notified the Administrator of any and all separate agreements between the Fund and any third party that could have an impact on the Administrator’s performance of its obligations pursuant to this Agreement; and

3.01.07.                              it has disclosed the terms of any agreement between the Fund or its sponsor and an investor regarding any special fee or specific fee arrangement or access to portfolio information that may impact or affect the Services.

3.02.                        The Fund covenants and agrees that:

3.02.01.                              it will furnish the Administrator from time to time with copies, authenticated or certified, if requested, of its Organizational Documents, a current version of the applicable Offering Memorandum and Prospectus and with any other information or documents, including Fund Data, that the Administrator may reasonably request;

3.02.02.                              it shall timely perform all obligations identified in this Agreement as obligations of the Fund, including, without limitation, providing the Administrator with all Fund Data and Organizational Documents reasonably requested by the Administrator;

3.02.03.                              it will promptly notify the Administrator of any matter which could materially affect the Administrator’s performance of its duties and obligations under this Agreement, including any amendment to the documents referenced in Section 3.02.01 above;

3.02.04.                              it will promptly notify the Administrator in the event that the Fund’s investment strategy materially changes from the strategy adopted by such Fund as of the Effective Date;

3.02.05.                              it will comply in all material respects with all applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction;

3.02.06.                              except as otherwise specifically set forth herein, it shall be solely responsible for its compliance with applicable investment policies, the Prospectus and Offering Memorandum, and any laws and regulations governing the manner in which its assets may be invested, and shall be solely responsible for any losses attributable to non-compliance with the Prospectus or Offering Memorandum, any applicable policies, laws and regulations governing the Fund, its activities or the duties, actions or omissions of its investment adviser(s) or sub-adviser(s); and

3.02.07.                              it will promptly notify the Administrator in the event of any changes to the representations and warranties made hereunder.

SECTION 4                            REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

4.01.                     The Administrator represents and warrants that:

4.01.01.                              it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement, assuming due authorization, execution and delivery by the Fund, constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms.

4.01.02.                              it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition.  There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets.

4.01.03.                              it is not in default under any statutory obligations whatsoever (including the payment of any tax) which materially and adversely affects, or is likely to materially and adversely affect, its business or financial condition.

4.01.04.                              it will promptly notify the Fund of any matter which could materially affect the Administrator’s performance of its duties and obligations under this Agreement.

4.01.05.                              it will promptly notify the Fund in the event of any changes to the representations and warranties made hereunder.

SECTION 5                            LIMITATION OF LIABILITY AND INDEMNIFICATION

5.01.                     The duties of the Administrator shall be confined to those expressly set forth in this Agreement, and no implied duties are assumed by or may be asserted against the Administrator.  In the absence of gross negligence, bad faith, fraud or willful misfeasance in the performance of the Services, the Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties under this Agreement.  As used in this Section 5, the term “Administrator” shall include the officers, directors, employees, affiliates and agents of the Administrator as well as that entity itself.  The Fund shall be solely responsible for its compliance with applicable investment policies, the Offering Memorandum and Prospectus, and any laws and regulations governing the manner in which its assets may be invested, and shall be responsible for any losses attributable to non-compliance with the Offering Memorandum, any applicable policies, laws and regulations governing the Fund, its activities or the duties, actions or omissions of its investment adviser(s) or sub-adviser(s).  The Administrator shall not in any circumstances be liable for any indirect, special, punitive or consequential damages of any nature whatsoever.  The Administrator shall not be responsible for any inaccuracy, failure or delay in the performance of any of its obligations under this Agreement if such inaccuracy, failure or delay was due to (i) the failure or delay of the Fund, or its respective agents to perform its obligations under this Agreement or (ii) the Administrator’s reliance on Fund Data.  Each party shall have the duty to mitigate its damages for which another party may become responsible.

5.02.                     The Fund shall indemnify and hold harmless the Administrator from and against and the Administrator shall have no liability in connection with any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of: (i) any act or omission of the Administrator in carrying out its duties hereunder or as a result of the Administrator’s reliance upon any instructions, notice or instrument that the Administrator believes is genuine and signed or presented by an authorized Person; provided that this indemnification shall not apply if any such loss, damage or expense is caused by or arises from the Administrator’s bad faith, fraud,  gross negligence or willful misfeasance in the performance of the Services; (ii) any violation by the Fund or its investment adviser(s) or sub-adviser(s) of any applicable investment policy, law or regulation, (iii) any misstatement or omission in the Offering Memorandum, Prospectus or any Fund Data; (iii) any breach by the Fund of any representation, warranty or agreement contained in this Agreement; (iv) any act or omission of the Fund, or the Fund’s other service providers (such as custodians, placement agents, transfer agents, investment advisers and sub-advisers); (vi) any pricing error caused by the failure of the Fund’s investment advisers and sub-advisers to provide a trade ticket or for incorrect information included in any trade ticket; (vii) any side pocket or side letter arrangement between an investor in the Fund and the Fund or its sponsor; or (viii) any act or omission of the Administrator as a result of the Administrator’s compliance with the Regulations (as defined in Section 12.12), including, but not limited to, returning an investor’s investment or restricting the payment of redemption proceeds.  The Administrator shall indemnify and hold harmless the Fund from and against and the Fund shall have no liability in connection with any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of: (a) any violation by the Administrator of any applicable law or regulation; (b) any act or omission of the Administrator in carrying out its duties hereunder if caused by or arises from Administrator’s willful misfeasance, bad faith, fraud or gross negligence in the performance of the Services, or by reason of the Administrator’s reckless disregard of its duties under this Agreement; or (c) any breach by the Administrator of any representation, warranty or agreement contained in this Agreement.

5.03.                     The Administrator may, from time to time, provide to the Fund services and products (“Special Third Party Services”) from external third party sources that are telecommunication carriers, record retention service providers, financial printers, mailing and delivery service providers, Pricing Sources, data feed providers or other similar service providers (“Special Third Party Vendors”).  The Fund acknowledges and agrees that the Special Third Party Services are confidential and proprietary trade secrets of the Special Third Party Vendors.  Accordingly, the Fund shall honor requests by the Administrator and the Special Third Party Vendors to protect their proprietary rights in their data, information and property including requests that the Fund place copyright notices or other proprietary legends on printed matter, print outs, tapes, disks, film or any other medium of dissemination.  The Fund further acknowledges and agrees that all Special Third Party Services are provided on an “AS IS WITH ALL FAULTS” basis solely for the Fund’s internal use in connection with the receipt of the Services.  The Fund may use Special Third Party Services as normally required on view-only screens and hard copy statements, reports and other documents necessary to support the Fund’s investors, however the Fund shall not distribute any Special Third Party Services to other third parties.  THE SPECIAL THIRD PARTY VENDORS AND THE ADMINISTRATOR MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, OR ANY OTHER MATTER WITH RESPECT TO ANY OF THE SPECIAL THIRD PARTY SERVICES.  NEITHER THE ADMINISTRATOR NOR THE SPECIAL THIRD PARTY VENDORS SHALL BE LIABLE FOR ANY DAMAGES SUFFERED BY THE FUND IN THE USE OF ANY OF THE SPECIAL THIRD PARTY SERVICES, INCLUDING, WITHOUT LIMITATION, LIABILITY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES.

5.04.                     The Administrator may apply to the Fund, its investment adviser or any Person acting on the Fund’s behalf at any time for instructions and may consult counsel for the Fund or the investment adviser or with accountants, counsel and other experts with respect to any matter arising in connection with the Administrator’s duties hereunder, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the advice of counsel, accountants or other experts.  Also, the Administrator shall not be liable for actions taken pursuant to any document which it reasonably believes to be genuine and to have been signed by the proper Person or Persons.  The Administrator shall not be held to have notice of any change of authority of any officer, employee or agent of the Fund until receipt of written notice thereof.

5.05.                     The Administrator shall have no liability for its reliance on Fund Data or the performance or omissions of unaffiliated third parties such as, by way of example and not limitation, transfer agents, sub-transfer agents, custodians, prime brokers, placement agents, third party marketers, asset data service providers, investment advisers (including, without limitation, the Investment Manager) or sub-advisers, current or former third party service providers, Pricing Sources (as defined herein), software providers, printers, postal or delivery services, prior administrators, telecommunications providers and processing and settlement services.  The Administrator may rely on and shall have no duty to investigate or confirm the accuracy or adequacy of any information provided by any of the foregoing third parties.

5.06.                     The Administrator shall have no obligations with respect to any laws relating to the purchase or sale of Interests in the Fund.  Further, the Fund assumes full responsibility for the preparation, contents and distribution of its Offering Memorandum and Prospectus and its compliance with any applicable laws, rules, and regulations.

5.07.                     The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation or Action with respect to which indemnification hereunder may ultimately be merited.  If in any case one party may be asked to indemnify or hold the other party harmless, the party requesting to be indemnified shall promptly advise the other party of the pertinent facts concerning the situation in question, and the party requesting to be indemnified will use all reasonable care to identify and notify the other party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

5.08.                     Each party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision.  If a party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by such party and satisfactory to the other party, whose approval shall not be unreasonably withheld.  In the event that a party elects to assume the defense of any suit and retain counsel, the other party shall bear the fees and expenses of any additional counsel retained by it.  If a party does not elect to assume the defense of a suit, it will reimburse the other party for the fees and expenses of any counsel retained by the other party.  None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides an admission of liability on the part of the indemnified party without such indemnified party’s written consent.

5.09.                     The provisions of this Section 5 shall survive the termination of this Agreement.

SECTION 6                            VALUATION

The Administrator at all times shall act in compliance with the pricing and valuation procedures agreed upon by the Fund and the Administrator.  The Administrator is entitled to rely on the price and value information (hereinafter “Valuation Information”) provided by prior administrators, brokers and custodians, investment advisors, an underlying fund in which the Fund invests, if applicable, or any third-party pricing services selected by the Administrator, the investment adviser or the Fund (collectively hereinafter referred to as the “Pricing Sources”) in order to calculate the Fund’s aggregate NAV (and the value of interest holders’ capital accounts based upon such valuation).  The Administrator shall have no obligation to obtain Valuation Information from any sources other than the Pricing Sources, and may rely on estimates provided by the Investment Manager or the applicable underlying fund.  The Administrator shall have no liability or responsibility for the accuracy of the Valuation Information provided by a Pricing Source or the delegate of a Pricing Source and the applicable Fund shall indemnify and defend the Administrator against any loss, damages, costs, charges or reasonable counsel fees and expenses in connection with any inaccuracy of such Valuation Information.  The Fund shall not use Valuation Information for any purpose other than in connection with the Services and in accordance with the provisions of this Agreement.

SECTION 7                            Allocation of Charges and Expenses

7.01.                     The Administrator.  The Administrator shall furnish at its own expense the personnel necessary to perform its obligations under this Agreement.

7.02.                     Fund Expenses.  The Fund assumes and shall pay or cause to be paid all expenses of the Fund not otherwise allocated in this Agreement, including, without limitation, organizational costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, Offering Memorandum, prospectuses, statements of additional information, proxy solicitation and tender offer materials, and notices to existing investors; all expenses incurred in connection with issuing and redeeming Interests; the costs of Pricing Sources; the costs of escrow and custodial services; the costs of document retention and archival services, the costs of responding to document production requests; the cost of initial and ongoing registration of the Interests under Federal and state securities laws; fees and out-of-pocket expenses of Directors; the costs of Directors’ meetings; insurance; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of service providers to the Fund.  The Fund shall reimburse the Administrator for its reasonable out-of-pocket expenses, including all reasonable charges for printing, copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties.

SECTION 8                               COMPENSATION

The Fund shall pay the Administrator, as compensation for the services performed and the facilities and personnel provided by the Administrator pursuant to this Agreement, the annual fee listed on Schedule I, which is based on the Net Asset Value of each Portfolio and shall be calculated daily and paid monthly in arrears. The Fund shall not have a right of set-off.  The fees set forth herein are determined based on the investment strategy of the Portfolio(s) as of the Effective Date.  In the event of a change in the investment strategy of a Portfolio, the parties shall negotiate, in good faith, to determine whether any adjustment to the fees payable hereunder is appropriate.  The Fund shall pay the Administrator’s fees monthly in U.S. Dollars, unless otherwise agreed to by the parties.  The Fund shall pay the foregoing fees despite the existence of any dispute among the parties.  If this Agreement becomes effective subsequent to the first day of any calendar month or terminates before the last day of any calendar month, the Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees.  Payment of the Administrator’s compensation for the preceding month shall be made promptly.  The Fund agrees to pay interest on all amounts past due in an amount equal to the lesser of the maximum amount permitted by applicable law or the monthly rate of one and one-half percent (1½%) times the amount past due multiplied by the number of whole or partial months from the date on which such amount was first due up to and including the day on which payment is received by the Administrator.

SECTION 9                            DURATION AND TERMINATION

9.01.                     Term and Renewal.  This Agreement shall become effective as of the Effective Date and shall remain in effect for a period of three years from and after the Live Date (the “Initial Term”), and thereafter shall automatically renew for successive three year terms (each such period, a “Renewal Term”) unless terminated by any party giving written notice of non-renewal at least ninety days prior to the last day of the then current term to each other party hereto.

9.02.                     Termination for Cause.

9.02.01.                              This Agreement may be terminated by any party giving at least sixty days prior notice in writing to the other parties if at anytime the other party or parties have been first (i) notified in writing that such party shall have materially failed to perform its duties and obligations under this Agreement (such notice shall be of the specific asserted material breach) (“Breach Notice”) and (ii) the party receiving the Breach Notice shall not have remedied the noticed failure within sixty days after receipt of the Breach Notice requiring it to be remedied.

9.02.02.                              This Agreement may be terminated by any party giving one hundred eighty days (or such shorter period that may be agreed to between the parties) prior notice in writing to the other parties prior to the “liquidation” of the Fund.  For purposes of this paragraph, the term “liquidation” shall mean a transaction in which all the assets of the Fund are sold or otherwise disposed of and proceeds there from are distributed in cash to the investors in complete liquidation of the Interests of investors in the Fund.  A termination pursuant to this Section 9.02.02 shall be effective as of the date of such liquidation.

9.02.03.                              If the Administrator is unable to successfully convert the Fund to its operational environment within a reasonable period of time following the Effective Date due to untimely, inaccurate or incomplete Fund Data, the Administrator shall have the right to terminate this Agreement, in its entirety or solely with respect to the Fund, upon written notice and such termination shall be effective upon the date set forth in such notice, which shall be not less than 30 days from the date of the notice.

9.03.                        Effect of Termination.

9.03.01.                              The termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any party hereto prior to such termination.

9.03.02.                              After termination of this Agreement and upon payment of all accrued fees, reimbursable expenses and other moneys owed to the Administrator, the Administrator shall deliver to the Fund, or as it shall direct, all books of account, records, registers, correspondence, documents and assets relating to the affairs of or belonging to the Fund in the possession of or under the control of the Administrator or any of its agents or delegates.

9.03.03.                              In the event any and all accrued fees, reimbursable expenses and other moneys owed to the Administrator hereunder remain unpaid in whole or in part for more than thirty days past due, the Administrator, without further notice, may take any and all actions it deems necessary to collect such amounts due, and any and all of its collection expenses, costs and fees shall be paid by the the Fund, including, without limitation, administrative costs, attorneys fees, court costs, collection agencies or agents and interest.

9.03.04.                              Notwithstanding the foregoing, in the event this Agreement is terminated and for any reason the Administrator, with the written consent of the Fund, in fact continues to perform any one or more of the services contemplated by this Agreement, the pertinent provisions of this Agreement, including without limitation, the provisions dealing with payment of fees and indemnification shall continue in full force and effect.  The Administrator shall be entitled to collect from the Fund, in addition to the compensation described in Section 8, the amount of all of the Administrator’s expenses in connection with the Administrator’s activities following such termination, including without limitation, the delivery to the Fund and/or its designees of the Fund’s property, records, instruments and documents.

SECTION 10                        CONFLICTS OF INTEREST

10.01.               Non-Exclusive.  The services of the Administrator rendered to the Fund are not deemed to be exclusive.  The Administrator is free to render such services to others.  The Administrator shall not be deemed to be affected by notice of, or to be under any duty to disclose to the Fund or Person acting on the Fund’s behalf, information which has come into its possession or the possession of an Interested Party in the course of or in connection with providing administrative or other services to any other person or in any manner whatsoever other than in the course of carrying out its duties pursuant to this Agreement.

SECTION 11                     Confidentiality

11.01.               Confidential Information.  The Administrator and the Fund (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Administrator and the Fund (in such capacity, the “Disclosing Party”) in connection with this Agreement.  The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than those partners, officers, employees, agents, contractors, subcontractors and licensees of the Receiving Party, or with respect to the Administrator as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement.  In addition, the Receiving Party (a) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder.  As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

The term “Confidential Information,” as used herein, shall mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, non-public personal information (as defined in Regulation S-P) and other confidential information, communications and materials of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of or related to this Agreement.

11.02.               Exclusions.  The provisions of this Section 11 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

11.03.               Permitted Disclosure.  The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its affiliates to advise their partners, officers, employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 11, and shall be responsible for ensuring compliance by its and its affiliates’ partners, officers, employees, agents, contractors, subcontractors and licensees with such obligations.  In addition, the Receiving Party shall require all Persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 11.  The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such Persons.

11.04.               Certain Records.  The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Fund shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Fund and will be made available to or surrendered promptly to the Fund on request.  In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Fund and follow the Fund’s instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any Person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Fund has agreed to indemnify the Administrator against such liability.

11.05.               Effect of Termination.  Except with respect to the records addressed in Section 11.04 of this Agreement, upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof.  Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Administrator shall have no obligation to return or destroy Confidential Information of the Fund that resides in saved tapes of Administrator; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Section 11 for so long as it is so retained.  If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this paragraph.

SECTION 12                     Miscellaneous provisions

12.01.               Internet Access.  Data and information may be made electronically accessible to the Fund, its adviser and/or sub-adviser(s) and its investors through Internet access to one or more web sites provided by the Administrator (“Web Access”).  As between the Fund and the Administrator, the Administrator shall own all right, title and interest to such Web Access, including, without limitation, all content, software, interfaces, documentation, data, trade secrets, design concepts, “look and feel” attributes, enhancements, improvements, ideas and inventions and all intellectual property rights inherent in any of the foregoing or appurtenant thereto including all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, the “Proprietary Information”).  The Fund recognizes that the Proprietary Information is of substantial value to the Administrator and the Fund shall not use or disclose the Proprietary Information except as specifically authorized in writing by the Administrator.  Use of the Web Access by the Fund or its agents or investors will be subject to any additional terms of use set forth on the web site.  All Web Access and the information (including text, graphics and functionality) on the web sites related to such Web Access is presented “As Is” and “As Available” without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose.  The Administrator neither warrants that the Web Access will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Access.

12.02.               Independent Contractor.  In making, and performing under, this Agreement, the Administrator shall be deemed to be acting as an independent contractor of the Fund and neither the Administrator nor its employees shall be deemed an agent, legal representative, joint venturer or partner of the Fund.  No party is authorized to bind any other party to any obligation, affirmation or commitment with respect to any other Person.

12.03.               Assignment; Binding Effect.  The Fund may not assign, delegate or transfer, by operation of law or otherwise, this Agreement (in whole or in part), or any of the Fund’s obligations hereunder, without the prior written consent of the Administrator, which consent shall not be unreasonably withheld or delayed.  The Administrator may assign, delegate or transfer, by operation of law or otherwise, all or any portion of its rights under this Agreement to an affiliate of the Administrator or to any person or entity who purchases all or substantially all of the business or assets of the Administrator to which this Agreement relates, provided that such affiliate, person or entity agrees in advance and in writing to be bound by the terms, conditions and provisions of this Agreement, and provided, further that the Administrator provides the Fund at least thirty days prior written notice of such assignment and that the Administrator reasonably believes such affiliate, person or entity is qualified and able to provide the Services.  Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party’s successors and permitted assigns.  Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.

12.04.               Agreement for Sole Benefit of the Administrator and the Fund.  This Agreement is for the sole and exclusive benefit of the Administrator and the Fund and will not be deemed to be for the direct or indirect benefit of either (i) the clients or customers of the Administrator or the Fund or (ii) the Fund’s investment adviser.  The clients or customers of the Administrator or the Fund will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the Administrator by reason of this Agreement and each party hereto agrees to indemnify and hold harmless the other party from any claims of its clients or customers against the other party including any attendant expenses and attorneys’ fees, based on this Agreement or the services provided hereunder.

12.05.               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

12.06.               Equitable Relief.  Each party agrees that any other party’s violation of the provisions of Section 11 (Confidentiality) may cause immediate and irreparable harm to the other party for which money damages may not constitute an adequate remedy at law.  Therefore, the parties agree that, in the event either party breaches or threatens to breach said provision or covenant, the other party shall have the right to seek, in any court of competent jurisdiction, an injunction to restrain said breach or threatened breach, without posting any bond or other security.

12.07.               Dispute Resolution.  Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party.  The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice.  During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers/partners.  This Section 12.07 shall not prohibit either party from seeking, at any time, equitable relief as permitted under Section 12.06.

12.08.               Notice.  All notices provided for or permitted under this Agreement (except for correspondence between the parties related to operations in the ordinary course) shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below, or at such other address of such party specified in the opening paragraph of this Agreement.  Notices to the Administrator shall be sent to the attention of: General Counsel, SEI Global Services, Inc., One Freedom Valley Drive, Oaks, Pennsylvania 19456, with a copy, given in the manner prescribed above, to the applicable Fund’s current relationship manager.  Notices to the Fund shall be sent to the persons specified in Schedule III.

12.09.               Entire Agreement; Amendments.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof.  This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral.  This Agreement may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the parties.

12.10.               Severability.  Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

12.11.               Waiver.  Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party.  No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

12.12.               Anti-Money Laundering Laws.  In connection with performing the Services set forth herein, the Administrator may provide information that the Fund may rely upon in connection with the Fund’s compliance with applicable laws, policies and regulations aimed at the prevention and detection of money laundering and/or terrorism financing activities (hereinafter, the “Regulations”).  The Fund and the Administrator agree that the Fund shall be responsible for its compliance with all such Regulations.  It shall be a condition precedent to providing Services to the Fund under this Agreement and the Administrator shall have no liability for non-performance of its obligations under this Agreement unless it is satisfied, in its absolute discretion, that it has sufficient and appropriate information and material to discharge its obligations under the Regulations, and that the performance of such obligations will not violate any Regulations applicable to it.  Without in any way limiting the foregoing, the Fund acknowledges that the Administrator is authorized to return an investor’s investment in the Fund and take any action necessary to restrict repayment of redemption proceeds to the extent necessary to comply with its obligations pursuant to the Regulations.

12.13.               Force Majeure.  No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation:  work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster.  Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

12.14.               Equipment Failures.  In the event of equipment failures beyond the Administrator’s control, the Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto.  The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

12.15.               Headings.  All Section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.

12.16.               Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument.  Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  This Agreement shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

12.17.               Publicity.  Except to the extent required by applicable law, neither the Administrator nor the Fund shall issue or initiate any press release arising out of or in connection with this Agreement or the Services rendered hereunder; provided, however, that if no special prominence is given or particular reference made to the Fund over other clients, nothing herein shall prevent the Administrator from (i) placing the Fund on the Administrator’s client list(s) (and sharing such list(s) with current or potential clients of the Administrator); (ii) using the Fund as reference; or (iii) otherwise orally disclosing that the Fund is a client of the Administrator at presentations, conferences or other similar meetings.  If the Administrator desires to engage in any type of publicity other than as set forth in subsections (i) through (iii) above or if the Fund desires to engage in any type of publicity, the party desiring to engage in such publicity shall obtain the prior written consent of the other party hereto, such consent not to be unreasonably withheld, delayed or conditioned.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

FUND:		ADMINISTRATOR:

SEI ALPHA STRATEGY PORTFOLIOS, LP		SEI GLOBAL SERVICES, INC.

BY:	SEI Investment Strategies, LLC,	By:	/s/ Michael T. Pang
	its general partner	Name: Michael T. Pang
Title: Vice President

By:	/s/ Sofia A. Rosala
Name: Sofia A. Rosala
Title: Authorized Signee

SCHEDULE I

List of Portfolios and Fees

Name of Portfolio	Fee

SEI LIBOR Plus Portfolio	0.05%

SCHEDULE II

List of Services

ADMINISTRATIVE SERVICES:

1)	Strategic Planning and Product Development:

	•	Assist with the development of a business plan.
	•	Consult on product domicile issues, if needed.
	•	Consult on product structure.
	•	Introduce vendors who are experts in domicile and product structure.

2)	Coordinate Preparation of Fund Financial Statements:

	•	Prepare Fund financial statements and supporting schedules, as required.
	•	Send financial statements to investors.
	•	N-CSR preparation and filing.
	•	Provide sub-certification of financial reports to chief executive officer and chief financial officer.

3)	Coordinate Annual Fund Audits:

	•	Liaison with Fund auditors.
	•	Complete audit assistance schedules.
	•	Coordinate audit timetables.

4)	Board of Director Reports/Meetings:

	•	Provide financial information for Board meetings.
	•	Attend meetings, if requested (provided the Administrator’s out of pocket expenses are paid for by the applicable Fund).

5)	Legal Support Services:

	•	Consult on Fund regulatory issues and anti-money laundering requirements.
	•	Liaise with Fund counsel.

6)	Fund Performance Reporting (Monthly):

	•	Provide investment status report.
	•	Provide performance information to client and client-designated third parties.

7)	Income and Expense Reviews:

	•	Prepare Fund expense budgets.
	•	Set expense accruals.
	•	Monitor Fund expense limitations/caps.
	•	Approve and authorize payment of expenses.
	•	Track expenses to be paid by third parties (with assistance of Investment Manager).

8)	Portfolio and Regulatory Compliance:

	•	5% and 10% Registered Investment Company limitation.
	•	300% asset coverage.
	•	Limitation of investments of Fund assets in any one Fund.
	•	Monitor shares sold to not exceed authorized amount.
	•	File TO 13-e-f (tender offer), Form N-Q (quarterly holdings) and Form N-PX (proxy results).

9)	Tax Reporting:

	•	Coordinate or prepare necessary Federal Tax Returns (K-1).
	•	Coordinate or prepare necessary State Tax Returns.

10)	Chief Compliance Officer Support:

	•	Knowledge Partnership.
	•	CCO information and consulting.

ACCOUNTING SERVICES:

11)	Calculate Net Asset Value Per Interest:

	•	Update the final monthly market value of investments.
	•	Review Net Asset Value change from previous valuation for reasonableness.
	•	Obtain hard copy valuations for each Investment held by the Funds.

12)	Determine and Report Cash Availability to the Investment Manager:

	•	Provide Investment Manager with intra-month hard copy cash availability.
	•	Prepare and complete bank reconciliations, including notifying the appropriate agent of any unusual reconciling items.

13)	Partnership Accounting Records

	•	Allocate book basis profit and loss to individual partner capital accounts in accordance with the partnership agreements.
	•	Calculate incentive / performance re-allocation/fee for each capital account in accordance with the partnership agreement.
	•	Track high water mark and loss recovery accounts for purposes of the incentive fee calculation in accordance with the partnership agreements.

14)	Assist Investment Manager with Underlying Fund Purchases/ Redemptions:

	•	Facilitate the appropriate money movements to/from the custody bank to the underlying fund manager.
	•	Complete necessary documents relating to the Fund’s purchases and sales of the underlying funds (i.e. subscription documents and redemption letters).

15)	Reconcile and Record All Expense Accruals:

	•	Accrue expenses based upon budget either as a percentage of Fund’s net assets or specific dollar amounts.
	•	Accrue and calculate amortization of organizational expenses, if applicable.
	•	Monitor expense limitations, if applicable.
	•	Pay Fund expenses.

16)	Enter All Investment Transactions into the Accounting Records:

	•	Receive and record all transaction information provided by the Investment Manager.
	•	Verify individual security settlements with the custody agent.
	•	Maintain a security ledger of transactions.
	•	Determine realized gains or losses on security trades.
	•	Provide currency exchange rate realized and unrealized gain/loss detail.

17)	Enter All Investor Transactions into the Accounting Records:

	•	Process all subscriptions and redemptions.
	•	Verify individual settlements with the custody agent.
	•	Reconcile all outstanding interest/partner balances to the transfer agent’s records.

18)	Review Custody Agent’s Statements:

	•	Reconcile cash and currency balances.
	•	Reconcile all security positions.
	•	Reconcile all interest and dividend receivable balances.
	•	Reconcile all foreign tax reclaim receivable balances, if applicable.

19)	Submit Accounting Reports to the Investment Manager/Client:

	•	Portfolio Valuation (listing of individual holdings, cost basis, market value, unrealized appreciation/depreciation and percentage of portfolio).
	•	Net Asset Value Calculation.
	•	Expense Summary
	•	Income Statement
	•	Balance Sheet

20)	Support Investment Manager due diligence process for prospective Interestholders through on-site visits as requested.

INVESTOR SERVICING:

1)	Processing of Interestholder Activity:

	•	Process new issues, subscriptions, redemptions, conversions and exchanges of interests.*
	•	Manage tender process including defining the timeline, distributing materials to investors, tracking member responses, tabulating tender offer results and calculating tender payments.
	•	Report investor activity through investor deal board.

	•	Instruct money movements pertaining to investor transactions.
	•	Confirm transactions to investors and/or distributors and complete audit request from auditors of the investors.
	•	Administer required payments for commission, sales loads and member servicing fees.
	•	Retain correspondence and other information pertaining to the investor register.
	•	Address investor inquiries.
	•	Fulfill investor document requests (e.g. prospectuses, financial statements)
•

Issue interests in accordance with the applicable Fund documents upon receipt of: (a) duly completed subscription documents; (b) the full amount of the subscription monies payable in respect of the interests being subscribed in available Funds; and (c) documents or evidence satisfactory to the Administrator that applicable anti-money laundering regulations in any applicable jurisdiction have been complied with in relation to the prospective investor and the subscription.

2)	Reporting of Investor Activity:

	•	Mail account statements, notices of meetings and reports to investors of record.
	•	Provide Fund accountants with reports and other interestholder activity information.

3)	Maintain Fund Investor Records:

	•	Maintain the investor register.
	•	Maintain investor files.
	•	Provide liaison with independent auditors for transfer agency inspection.

4)	Anti-Money Laundering (“AML”)

	•	Verify the identity of any Person seeking to open an account with a Fund;
	•	maintain records of the information used to verify the Person’s identity;
	•	determine whether the Person appears on any lists of known or suspected terrorists or terrorist organizations provided to a Fund by any government agency; in accordance with the Regulations;.
	•	Determine when a suspicious activity report (“SAR”) should be filed as required by the Regulations; prepare and file the SAR; notify the Funds of the SAR unless prohibited by law;
•

Submit all financial transactions against the Office of Foreign Asset Control (“OFAC”) database and Financial Crimes and Enforcement Network’s (“FinCEN”) 314(a) List or any successor list as may be required from time to time;

•

Compare account information to any FinCEN request received by the Fund and provided to the transfer agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Funds with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames;

•

Place holds on transactions in member accounts or freeze assets in member accounts, as provided in the Administrator’s anti-money laundering programs and in accordance with the Regulations, subject to the provisions of this Amendment.

•

Maintain all records or other documentation related to member accounts and transactions therein that are required to be prepared and maintained pursuant to the Administrator’s internal AML program, and make the same available for inspection by (i) the Funds’ chief AML compliance officer, (ii) any auditor of the Funds’ AML program or related procedures, policies or controls that has been designated by the Funds in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Funds’ AML compliance officer.

*Subscription/Redemption Account Services:

1)	Authorize the transfer of money from the fund’s subscription/redemption account into the fund’s trading account upon written instruction from an individual authorized by the investment manager.

2)

Authorize the transfer of money in connection with redemption of interests from the fund’s subscription/redemption account to individual investors upon written instruction from an individual authorized by the investment manager.

3)

Authorize the return of initial investment money to a subscriber if the subscriber does not meet the fund’s investment requirements or as directed by the fund or the investment manager upon written instruction from an individual authorized by the investment manager.

4)	Perform the anti-money laundering services set forth in the Administration Agreement.

5)

Authorize the transfer of money from the fund’s subscription/redemption account to an appropriate regulatory/legal entity upon: (a) the order of a court with jurisdiction, a proper governmental authority or a self regulatory organization; or (b) written instruction from an individual authorized by the investment manager.

SCHEDULE III

Notice Instruction Form

TO WHOM NOTICES SHOULD BE SENT PURSUANT TO SECTION 12.08 OF THE AGREEMENT (ONE CONTACT PER FUND PARTY, PLEASE):

Name of Party or Parties:

Name of Contact:

Address:

Telephone No.:

Facsimile No.:

Email Address: